Exhibit 10.2

BUSINESS CONFIDENTIAL

TO:

FROM:

DATE:

SUBJECT:    Retention Bonus

In appreciation for your continuing contributions to Flexsteel Industries, Inc, the Company is offering you a retention bonus through this Bonus Agreement.

You will receive a lump sum retention bonus of 30% of your base salary if each of the following conditions are satisfied:

(1)	Your employment with the Company continues through December 31, 2019, or your employment is involuntarily terminated before December 31, 2019, by the Company without Cause, as that term is defined in the Company’s Cash Incentive Compensation Plan; and
(2)	You sign this memo in the space provided below and return it to me no later than <date>.

If you meet all of the foregoing conditions, the retention bonus will be paid (less applicable withholdings and deductions) on or about January 15, 2020 (the first regular payroll date in 2020) and will be calculated using your highest base salary through December 31, 2019. Please note that nothing in this Bonus Agreement changes the at-will status of your employment, meaning that both you and the Company have the right to terminate your employment at any time, for any reason, and with or without Cause or advance notice.

We look forward to your continuing contributions to the Company. Please do not hesitate to contact the VP - Human Resources if you have any questions.

Flexsteel Industries, Inc.

By:	Its:

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:

I understand and accept the terms of this Bonus Agreement.

Signature: _________________________________    Date: ______________